Exhibit 99.1


OFFICER'S CERTIFICATE

Re: Impac CMB Trust Series 2003-2F, Collateralized Asset-Backed
Bonds, Series 2003-2F

I, Mario R. Fegan, Jr., hereby certify that I am the Vice President, Master Servicing, of Impac Funding Corporation. I further certify, with respect to the Servicing Agreement, as Master Servicer, the following:

1. A review of the activities of the Master Servicer during the preceding calendar year and of its performance under the Servicing Agreement has been made under my supervision;

2. To the best of my knowledge, based on such review, the Master
Servicer has fulfilled all its obligations under the Servicing
Agreement for such year;

3. A review of the activities of each Subservicer during the Subservicer's most recently ended fiscal year on or prior to December 31, 2003 and its performance under its Subservicing
Agreement has been made under my supervision; and

4. To the best of my knowledge, based on my review and the certification of an officer of each Subservicer, each Subservicer has performed and fulfilled its duties, responsibilities and obligations under the Servicing Agreement and its Subservicing
Agreement in all material respects throughout the year.



IMPAC FUNDING CORPORATION,
as Master Servicer

By:  /s/ Mario R. Fegan, Jr.
Name: Mario R. Fegan, Jr.
Title:  Vice President, Master Servicing